Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Preliminary First Quarter 2018 Results

San Diego, April 10, 2018 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the only touchscreen insulin pumps available in the United States, today reported select, unaudited and preliminary results for the quarter ended March 31, 2018.

•	Pump shipments increased by 56 percent to approximately 4,400 pumps in the first quarter of 2018 from 2,816 pumps in the same period of 2017.
•

Sales increased by 42 percent to approximately $27.0 million in the first quarter of 2018 from $19.0 million in the same period of 2017.  The first quarter of 2017 benefited from $1.5 million in previously deferred sales that were recognized during the period[1].

As of March 31, 2018, the Company had approximately $81.9 million in cash, cash equivalents, short-term investments and restricted cash. This includes approximately $64.2 million in net proceeds from the equity financing completed in February 2018 and $6.5 million in net proceeds from warrants exercised in the first quarter of 2018.  The Company anticipates that outstanding Series B warrants to purchase common stock will continue to be exercised before they expire on April 17, 2018.

“Continued high-demand for the t:slim X2 Insulin Pump drove our record first quarter sales, and supports our strategy of using modern, consumer-focused technology to improve the lives of people with diabetes,” said Kim Blickenstaff, President and CEO. “This strong commercial momentum allows us to continue leveraging our early infrastructure investments and positions us well to deliver upon our goals in 2018.”

First Quarter 2018 Earnings Conference Call

The Company intends to report its first quarter 2018 financial and operating results on Thursday, April 26, 2018 after the markets close. Management intends to host a conference call at 4:30PM Eastern Time (1:30PM Pacific Time) on that day. More details will be forthcoming.

1 Beginning in the third quarter of 2016 through the third quarter of 2017, the Company offered a Technology Upgrade Program under a variable pricing structure, as a pathway for certain existing customers to obtain the t:slim X2TM Insulin Pump. This program resulted in a number of accounting complexities that makes comparisons of our current and historical financial results more difficult. In particular, during the term of the program, accounting guidelines required us to defer up to 100 percent of sales at the time of pump shipment and recognize them in a subsequent period, either when the upgrade was fulfilled or at the expiration of the program.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience.  The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem manufactures and sells the t:slim X2™ Insulin Pump, the only pump capable of remote feature updates using a personal computer, now available with Dexcom G5® Mobile continuous glucose monitoring integration, and the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements. Tandem is based in San Diego, California.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, #tflex, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

t:flex and Tandem Diabetes Care are registered trademarks, and t:slim X2 is a trademark of Tandem Diabetes Care, Inc. Dexcom G5 is a registered trademark of Dexcom, Inc.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s preliminary financial results and pump shipments for the quarter ended March 31, 2018 and the potential future exercise of the Company’s outstanding warrants. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s actual financial results for the quarter ended March 31, 2018 remain subject to final internal review and adjustment procedures. In addition, the exercise of the Company’s warrants is highly dependent on the trading price of the Company’s common stock and the decisions of individual warrant holders.  Other risks and uncertainties include continued market acceptance of the Company’s new products and products under development by healthcare providers, third-party payors and people with diabetes; the potential that newer products that compete with the Company’s products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render our products obsolete or less desirable; the Company’s ability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s ability to contract with additional third-party payors for reimbursement of the Company’s products; uncertainty associated with the timing and outcome of the FDA’s review of the Company’s newest pump product currently pending regulatory approval; uncertainty associated with the development of new products generally; and other risks identified in the Company’s most recent Annual Report on Form 10-K and other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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